Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE

TO HOLDERS OF

2.625% EXCHANGEABLE SENIOR DEBENTURES DUE 2027

ISSUED BY

HOST HOTELS & RESORTS, L.P.

CUSIP Number: 44107TAE6

NOTICE IS HEREBY GIVEN pursuant to Section 5.02 of that certain Twenty-third Supplemental Indenture, dated as of March 23, 2007, as supplemented (the “Twenty-third Supplemental Indenture”) among Host Hotels & Resorts, L.P. (referred to as “we” or the “Company”), Host Hotels & Resorts, Inc. (“Host Inc.”), the subsidiary guarantors therein and The Bank of New York Mellon, as successor to The Bank of New York, as trustee and paying agent (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”), that, at the option of each holder (“Holder”) of the Company’s 2.625% Exchangeable Senior Debentures due 2027 (the “Debentures”), the Company will repurchase such Holder’s Debentures for 100% of the aggregate principal amount of the Debentures (the “Repurchase Price”), subject to the terms and conditions of the Twenty-third Supplemental Indenture, the Indenture, the Debentures and this Company Repurchase Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Debentures from 9:00 a.m., New York City time, on Wednesday, March 15, 2012 through 5:00 p.m., New York City time, on Thursday, April 12, 2012 (the “Expiration Date”), which is the second Business Day immediately preceding April 15, 2012 (the “Repurchase Date”). Because the Repurchase Date is a Legal Holiday (as defined in the Indenture), pursuant to Section 13.7 of the Indenture payment may be made on the next succeeding day that is not a Legal Holiday. Therefore, the Company will pay the aggregate Repurchase Price (as defined below) for any Debentures as to which a Repurchase Notice has been given and not validly withdrawn on April 16, 2012 (the “Payment Date”), which is the next business day. The Paying Agent will then promptly pay Holders of Debentures as to which a Repurchase Notice has been given and not validly withdrawn. The Company will also pay $6.56 per $1,000 principal amount of Debentures, which is the amount of accrued and unpaid interest on the Debentures from January 15, 2012 to April 14, 2012, on the Payment Date, to Holders of record on March 31, 2012, the record date. In accordance with Section 13.7 of the Indenture, no interest shall accrue for the intervening period from the April 15, 2012 Repurchase Date to the April 16, 2012 Payment Date. Unless the Company defaults in making payment of the Repurchase Price, interest and Liquidated Damages, if any, on the Debentures repurchased will cease to accrue on and after the Repurchase Date. Any Debentures which are surrendered for purchase pursuant to the Put Option may be exchanged in accordance with the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debenture only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As of the date of this Company Repurchase Notice and based on the price of the common stock (the “Common Stock”) of Host Inc. as of March 12, 2012, the Debentures are not currently exchangeable for Common Stock under the terms of and conditions set forth in the Twenty-third Supplemental Indenture, Indenture and Debentures. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

To exercise your option to have the Company purchase your Debentures and receive the Repurchase Price, you must validly surrender the Debentures by complying with one of the three methods of surrender described herein prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 12, 2012, which is the second Business Day immediately prior to the Repurchase Date, by complying with the procedures for withdrawal described herein or otherwise in accordance with Section 5.02 of the Twenty-third Supplemental Indenture. The right of Holders to surrender their Debentures for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through Depository Trust Company (“DTC”) accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:

Bank of New York Mellon

By Registered or Certified

Mail or Overnight Courier:

The Bank of New York Mellon

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David Mauer

For Information: (212) 815-3687	By Facsimile: (212) 298-1915 Attention: Mr. David Mauer

Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

Dated: March 15, 2012

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1

IMPORTANT INFORMATION CONCERNING THE PUT OPTION	5
1. Information Concerning the Company	5
2. Information Concerning the Debentures	5
2.1. The Company’s Obligation to Purchase the Debentures	5
2.2. Repurchase Price	6
2.3. Exchange Rights of the Debentures	6
2.4. Market for the Debentures and the Common Stock	7
2.5. Redemption	8
2.6. Change in Control	8
2.7. Ranking	8
2.8. Dividends	8
3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase	8
3.1. Method of Delivery	8
3.2. Agreement to be Bound by the Terms of the Put Option	9
3.3. Delivery of Debentures	10
4. Right of Withdrawal	11
5. Payment for Surrendered Debentures	11
6. Debentures Acquired	12
7. Plans or Proposals of the Company	12
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures	12
9. Purchases of Debentures by the Company and its Affiliates	13
10. Material United States Federal Income Tax Considerations	13
11. Additional Information	16
12. No Solicitations	17
13. Definitions	17
14. Conflicts	17

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company, Host Inc. (including its board of directors and officers) or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Debentures for purchase and, if so, the amount of Debentures to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Company Repurchase Notice because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this document. We have included page references to direct you to a more complete description of the topics in this Summary Term Sheet. In this Summary Term Sheet, “Host Hotels & Resorts, L.P.,” “we,” “us,” “our” and the “Company” refer to Host Hotels & Resorts, L.P. and its consolidated subsidiaries, unless the context requires otherwise.

Who is offering to purchase the Debentures?

Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated, at your option, to purchase your validly surrendered 2.625% Exchangeable Senior Debentures due 2027 (the “Debentures”). (Page 5)

Why is the Company offering to purchase my Debentures?

The right of each holder (the “Holder”) of the Debentures to sell, and the obligation of the Company to purchase, the Debentures pursuant to the Put Option is a term of the Debentures and has been a right of Holders from the time the Debentures were issued. We are required to repurchase the Debentures of any Holder exercising the Put Option pursuant to the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures (each of which is defined below). (Page 5)

What Debentures is the Company obligated to purchase?

We are obligated to purchase all of the Debentures validly surrendered and not validly withdrawn at the option of the Holder prior to 5:00 p.m. New York City time on Thursday, April 12, 2012 (the “Expiration Date”), which is the second Business Day immediately preceding April 15, 2012 (the “Repurchase Date”) pursuant to the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures. As of March 12, 2012, there was $388,016,000 aggregate principal amount at maturity of Debentures outstanding. The Debentures were issued under the Twenty-third Supplemental Indenture, dated as of March 23, 2007, as supplemented (the “Twenty-third Supplemental Indenture”), among the Company, Host Hotels & Resorts, Inc. (“Host Inc.”), the subsidiary guarantors therein and The Bank of New York Mellon, as trustee (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures, we will pay, in cash, $1,000 per $1,000 principal amount at maturity of the Debentures (the “Repurchase Price”) with respect to any and all Debentures validly surrendered and not validly withdrawn. (Page 6)

What are the significant conditions to the Put Option?

The purchase by us of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Repurchase Notice. (Page 5)

How will the Company fund the purchase of the Debentures?

We intend to use available cash, including cash proceeds from our recent Series Y senior notes offering. (Page 12)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the common stock, $0.01 par value per share (the “Common Stock”), of our general partner, Host Inc., and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Put Option. The Common Stock, into which the Debentures are exchangeable under the terms and conditions set forth in the Twenty-third Supplemental Indenture and Indenture, is listed on the New York Stock Exchange (“NYSE”) under the symbol “HST.” On March 12, 2012, the closing price of the Common Stock, as reported on NYSE, was $15.43 per share. (Page 7)

How do I surrender my Debentures?

There are three ways to surrender your Debentures:

•

If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Debentures and instruct such nominee to surrender the Debentures on your behalf through the transmittal procedures of the Depository Trust Company (“DTC”).

•	If you are a DTC participant, you should surrender your Debentures electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•

While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Debentures through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice. (Page 8)

To prevent backup withholding on payments made to a surrendering Holder, each such Holder that is a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-9 and each such Holder that is not a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-8BEN (or other applicable form). (Page 16)

When does the Put Option expire?

The Put Option expires at 5:00 p.m. New York City time on Thursday, April 12, 2012, which we refer to herein as the Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 8)

If I surrender my Debentures, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures on the Payment Date (as defined below). We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Payment Date, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, which the Paying Agent will promptly distribute to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

Because the Repurchase Date is a Legal Holiday (as defined in the Indenture), pursuant to Section 13.7 of the Indenture payment may be made on the next succeeding day that is not a Legal Holiday. Therefore, payment for validly surrendered Debentures will be made as described above on April 16, 2012 (the “Payment Date”),which is the next business day. In accordance with Section 13.7 of the Indenture, no interest shall accrue for the intervening period between the Repurchase Date and the Payment Date. (Page 12)

Until what time can I withdraw previously surrendered Debentures?

You may validly withdraw Debentures previously surrendered at any time on or before 5:00 p.m., New York City time, on the Expiration Date. (Page 11)

How do I withdraw previously surrendered Debentures?

To withdraw previously surrendered Debentures, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 5.04 of the Twenty-third Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 11)

Do I need to do anything if I do not wish to surrender my Debentures for purchase?

No. If you do not surrender your Debentures before the expiration of the Put Option, we will not purchase your Debentures on the Payment Date and such Debentures will remain outstanding subject to their existing terms. (Page 8)

If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for purchase. If you wish to surrender a portion of your Debentures for purchase, however, you must surrender your Debentures in a principal amount at maturity of $1,000 or an integral multiple thereof, provided that the remaining principal amount of Debentures not subject to repurchase must be in an integral multiple of $1,000. (Page 6)

If I do not surrender my Debentures for purchase, will I continue to be able to exercise my exchange rights?

Yes. If you do not surrender your Debentures for purchase, your exchange rights will not be affected. You will continue to have the right to exchange each $1,000 principal amount of Debentures into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Twenty-third Supplemental Indenture, Indenture and the Debentures. As of the date of this Company Repurchase Notice, the Debentures are not currently exchangeable for Common Stock under the terms of and conditions set forth in the Twenty-third Supplemental Indenture, Indenture and Debentures.

The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after April 20, 2012, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the redemption date. (Page 6)

What are the material United States federal income tax consequences of the Put Option to Holders of the Debentures?

The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequence to you. (Page 13)

Who is the Paying Agent?

The Bank of New York Mellon, the Trustee under the Twenty-third Supplemental Indenture and Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the cover of this Company Repurchase Notice. (Page 5)

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Debentures for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice.

What does the board of directors of the Company think of the Put Option?

The Company is managed by Host Inc., its sole general partner. Consequently, the Company does not have its own separate directors or executive officers. The board of directors of Host Inc. has not made any recommendation as to whether you should surrender your Debentures for purchase in the Put Option. You must make your own decision whether to surrender your Debentures for purchase in the Put Option and, if so, the amount of Debentures to surrender. (Page 18)

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated to purchase the 2.625% Exchangeable Senior Debentures Due 2027 (the “Debentures”) validly surrendered and not validly withdrawn at the option of the Holder pursuant to the terms the Twenty-third Supplemental Indenture (as defined below), the Indenture (as defined below) and the Debentures. The Debentures are exchangeable for shares of common stock, $0.01 par value per share (the “Common Stock”), of Host Hotels & Resorts, Inc., a Maryland corporation and general partner of the Company (“Host Inc.”), subject to the terms, conditions and adjustments specified in the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

Unless the context indicates otherwise, references to “Host Hotels & Resorts, L.P.”, “we”, “us”, “our”, or the “Company”, include Host Hotels & Resorts, L.P. and its consolidated subsidiaries. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Inc. as its sole general partner. Together with Host Inc., we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host Inc. holds approximately 98.5% of our partnership interests. Our corporate offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000.

2. Information Concerning the Debentures. The Debentures were issued under the Twenty-third Supplemental Indenture, dated as of March 23, 2007, as supplemented (the “Twenty-third Supplemental Indenture”), among the Company, Host Inc., subsidiary guarantors therein and The Bank of New York Mellon, as successor to The Bank of New York, as trustee (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). The Debentures mature on April 15, 2027.

2.1. The Company’s Obligation to Purchase the Debentures. Pursuant to the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures, the Company is obligated to purchase all Debentures validly surrendered and not validly withdrawn, at the option of each holder of Debentures (each a “Holder”), by 5:00 p.m., New York City time, on April 12, 2012 (the “Expiration Date”). This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date. If we make any change to this Put Option that we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Repurchase Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Expiration Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during such period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Expiration Date and do not accept and pay promptly after 11:00 a.m., New York City time, on April 16, 2012 (the “Payment Date”) for Debentures validly surrendered and not validly withdrawn by 5:00 p.m., New York City time, on the Expiration Date, such failure to pay may be a default under the Twenty-third Supplemental Indenture, the Indenture and the Debentures; provided, however, that pursuant to the Twenty-third Supplemental Indenture, to the extent that the provisions of any securities laws or regulations conflict with the provisions of the Twenty-third Supplemental Indenture relating to the Company’s obligation to purchase the Debentures, the Company’s compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under the provisions of the Twenty-third Supplemental Indenture relating to the Company’s obligation to purchase the Debentures. The purchase by the Company of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Repurchase Notice.

If any Debentures remain outstanding following the expiration of the Put Option, and if the Debentures are not otherwise redeemed or exchanged after such date, the Company will become obligated to purchase the Debentures, at the option of the Holders, in whole or in part, on April 15, 2017 and April 15, 2022 at a purchase price equal to 100% of the principal amount of the Debentures, plus the amount of accrued and unpaid interest (and Liquidated Damages, if any) thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after April 20, 2012, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the redemption date.

2.2. Repurchase Price. Pursuant to the Twenty-third Supplemental Indenture, the Indenture and the Debentures, the purchase price to be paid by the Company for the Debentures on the Payment Date is $1,000 per $1,000 principal amount at maturity of the Debentures (the “Repurchase Price”). Prior to 11:00 a.m., New York City time, on the Payment Date, the Company will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Repurchase Price with respect to any and all Debentures validly surrendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

The Repurchase Price is based solely on the requirements of the Twenty-third Supplemental Indenture, the Indenture and the Debentures and bears no relationship to the market price of the Debentures or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Debentures on the Expiration Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and the Common Stock before making a decision whether to surrender their Debentures for purchase.

None of the Company, its employees or Host Inc. (including its board of directors, officers and employees) are making any recommendation to Holders as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on such Holder’s assessment of current market value of the Debentures and the Common Stock and other relevant factors.

2.3. Exchange Rights of the Debentures. Holders that do not surrender their Debentures for purchase pursuant to the Put Option will maintain the right to exchange their Debentures for Common Stock, subject to the terms, conditions and adjustments specified in the Twenty-third Supplemental Indenture, the Indenture and the Debentures. Any Debentures which are surrendered for purchase pursuant to the Put Option may be exchanged in accordance with the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debenture only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

As of the date of this Company Repurchase Notice, the Debentures are not currently exchangeable for Common Stock under the terms of and conditions set forth in the Twenty-third Supplemental Indenture, Indenture and Debentures.

2.4. Market for the Debentures and the Common Stock. There is no established reporting system or trading market for trading in the Debentures. We believe that trading in the Debentures has been limited. We believe that there is no practical way to accurately determine the trading history of the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Debentures. Following the expiration of the Put Option, we expect that Debentures not purchased in the Put Option will continue to be traded over-the-counter; however, the trading market for the Debentures may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Debentures pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Debentures following the Put Option. The extent of the public market for the Debentures following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Debentures at such time, the number of holders of Debentures remaining at that time and the interest on the part of securities firms in maintaining a market in the Debentures. As of the close of business on March 12, 2012, there was $388,016,000 aggregate principal amount at maturity of Debentures outstanding and DTC was the sole record Holder of the Debentures.

The Common Stock for which the Debentures may be exchanged is traded on the New York Stock Exchange (“NYSE”) under the symbol “HST.” The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE Composite Tape:

Fiscal Period	Stock Price
	High	Low
2010
1st Quarter	$14.96	$10.46
2nd Quarter	17.09	12.83
3rd Quarter	15.91	12.64
4th Quarter	17.97	13.95
2011
1st Quarter	$19.88	$16.62
2nd Quarter	18.30	15.60
3rd Quarter	17.81	10.19
4th Quarter	14.90	9.78
2012
1st Quarter (1)	$17.26	$14.53

(1)	The high and low sales prices for trades for the first fiscal quarter of 2012 are through March 12, 2012.

The closing price of the Common Stock on March 12, 2012, was $15.43 per share. As of March 12, 2012, there were approximately 713 million shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and the Common Stock before making any decision to surrender your Debentures pursuant to the Put Option.

2.5. Redemption . The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after April 20, 2012, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the redemption date.

2.6. Change in Control. If a Change in Control (as defined in the Twenty-third Supplemental Indenture) occurs prior to the Repurchase Date, each Holder may require that we repurchase all or a portion of the Holder’s Debentures (in whole or in part) on the date fixed by us that is not more than 30 Business Days after we give notice of the Change in Control. We will repurchase the Debentures for an amount of cash equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including Liquidated Damages, if any) up to, but not including, the date of repurchase.

2.7. Ranking. The Debentures are our senior unsubordinated obligations, rank senior to all of our future subordinated indebtedness and rank equally in right of payment to our credit facility and our outstanding and future series of senior notes issued pursuant to the Indenture. The Debentures are effectively subordinated to all secured indebtedness that may be incurred under the Indenture, to the extent of the value of the collateral securing such indebtedness. In addition, the Debentures are junior in right of payment to liabilities of our subsidiaries. The Debentures do not restrict us or our subsidiaries from incurring additional liabilities and secured indebtedness.

2.8. Dividends. The Holders of Debentures are not entitled to dividends. Upon exchange for Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase . Holders will not be entitled to receive the Repurchase Price for their Debentures unless they validly surrender and do not validly withdraw the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will remain outstanding subject to the existing terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for purchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). This Company Repurchase Notice and delivery of Debentures via ATOP will satisfy the notice requirements of the Company and the Holders, respectively, as set forth in the Twenty-third Supplemental Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures. If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a Repurchase Notice in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

• such Debentures shall be purchased as of the Payment Date pursuant to the terms and conditions set forth in this Company Repurchase Notice;

• upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Twenty-third Supplemental Indenture, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Debentures surrendered, (ii) releases and discharges the Company, its employees and affiliates and the directors, officers, employees and affiliates of the Company’s general partner, Host Inc., from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debenture, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

• such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

• such Holders agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

• such Holder understands that all Debentures validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Twenty-third Supplemental Indenture, the Indenture, the Debentures, the Company Repurchase Notice and related notice materials, as amended and supplemented from time to time;

• payment for Debentures purchased pursuant to the Company Repurchase Notice will be made by deposit of the aggregate Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

• surrenders of Debentures may be validly withdrawn by complying with the procedures described in Section 4 below at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

• all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

• the delivery or transfer and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

• all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Debentures.

Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

DTC Participants. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Debentures by:

• delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

• electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Debentures Held in Certificated Non-Global Form. If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder of the Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

4. Right of Withdrawal. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to validly withdraw Debentures, the Holder must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures validly withdrawn from the Put Option may be resurrendered prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures described in Section 3 above.

This means that to validly withdraw Debentures surrendered for purchase, the Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal request must:

• specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

• contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

• be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 5.04 of the Twenty-third Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Debentures. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Payment Date, the appropriate amount of cash required to pay the aggregate Repurchase Price for the Debentures validly surrendered for purchase. The Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly surrendered its Debentures prior to 5:00 p.m., New York City time, on the Expiration Date and has not validly withdrawn such delivery. Upon payment of the aggregate Repurchase Price to the Paying Agent, each Debenture validly surrendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will cease to be outstanding and interest and Liquidated Damages, if any, on such Debentures will cease to accrue and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price upon delivery of the Debentures validly surrendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date).

The total amount of funds required by us to purchase all of the Debentures is $388,016,000 (assuming all of the Debentures are validly surrendered for purchase and accepted for payment). We intend to use available cash, including cash proceeds from our Series Y senior notes offering, to repurchase the Debentures validly surrendered and not validly withdrawn pursuant to this Put Option. For a summary of the supplemental indenture governing the Series Y senior notes, please see Item 2.03 of the Company’s Current Report on Form 8-K dated November 18, 2011.

6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be cancelled by the Trustee and will cease to be outstanding as of the Payment Date, pursuant to the terms of the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Repurchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Debentures for purchase in the Put Option, which relate to or which would result in:

• any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

• any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

• any material change in the present dividend rate or policy, indebtedness or capitalization of the Company;

• any change in the present board of directors or management of Host Inc., the sole general partner of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, except as specifically disclosed in Host Inc.’s Current Report on Form 8-K dated February 2, 2012, which announced (i) the increase in the size of the board of directors from eight to nine directors, (ii) the election of Mr. Walter C. Rakowich to the board of directors, (iii) the intention of Mr. Willard W. Brittain, currently a member of the board of directors, not to stand for re-election to the board of directors at the 2012 annual meeting of stockholders and (iv) the decrease in the size of the board of directors from nine to eight directors, effective at the conclusion of the 2012 annual meeting of stockholders;

• any other material change in the corporate structure or business of the Company;

• any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

• any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

• the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

• the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

• any changes in the governing instruments of the Company or Host, Inc. or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. The Company is managed by Host Inc., its sole general partner. Consequently, the Company does not have it own separate directors or executive officers. Except as otherwise disclosed below, based on a reasonable inquiry by the Company and Host Inc.:

• none of the Company, Host Inc. (including its board of directors and officers), the Company’s subsidiaries or other affiliates has any beneficial interest in the Debentures;

• the Company will not purchase any Debentures from such persons; or

• during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Company’s general partner, Host Inc., is attached to this Company Repurchase Notice as Annex C.

9. Purchases of Debentures by the Company and its Affiliates. Each of the Company and its affiliates, including Host Inc.’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and its affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Debentures after the Put Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after April 20, 2012, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the redemption date.

10. Material United States Federal Income Tax Considerations. The following summary is a general discussion of material U.S. federal income tax considerations applicable under current law to a “U.S. Holder” (which, for purposes of this Put Option, means a beneficial owner of Debentures that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person) and to a “non-U.S. Holder” (which, for purposes of this Put Option, means a beneficial owner of Debentures that is not a U.S. Holder) of the Put Option. If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds a Debenture, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Debentures are urged to consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion does not deal with special classes of beneficial owners of Debentures, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons holding Debentures as part of a hedge, straddle, conversion transaction or other integrated investment or U.S. Holders having a functional currency other than the U.S. dollar. In addition, the discussion does not describe tax considerations arising out of the laws of any state or local or foreign jurisdiction or any U.S. tax considerations other than U.S. federal income tax considerations (e.g., estate or gift tax considerations). This discussion assumes that the Debentures are held as “capital assets” within the meaning of Section 1221 of the Code. We have not sought any opinion of counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Sale of the Debentures. A U.S. Holder selling Debentures pursuant to the Put Option will recognize gain or loss in an amount equal to the difference between the Repurchase Price received and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules set forth below, such gain or loss will be capital gain or loss. A U.S. Holder’s adjusted tax basis in Debentures generally will equal the cost of the Debentures to such U.S. Holder, increased by the amount of original issue discount accrued with respect to the Debentures and any market discount previously taken into income with respect to the Debentures by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Debentures. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is limited. Accrued stated interest payable on the Debentures generally will be taxed as ordinary income to the extent such interest has not been previously included in income by the U.S. Holder.

Market Discount. An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Debenture at a “market discount.” Subject to a statutory de minimis exception, Debentures have market discount if they were purchased at an amount less than the revised issue price of the Debentures. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Debentures having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Debentures were held by the U.S. Holder.

Information Reporting and Backup Withholding. Sales of Debentures pursuant to the Put Option by U.S. Holders generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to provide an IRS Form W-9 or fail to complete the Form W-9 provided with the Letter of Transmittal may be subject to backup withholding at a rate of 28% with respect to payments the U.S. Holder receives pursuant to the Put Option. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders

Sale of the Debentures. In general, amounts received by a non-U.S. Holder on the sale of Debentures pursuant to the Put Option that are attributable to interest (including payments with respect to accrued original issue discount) will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	the non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the non-U.S. Holder is not a bank that received the Debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Debentures on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its Debentures directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including payments of accrued original issue discount) to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Debenture is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on a Debenture is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

A non-U.S. Holder generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a sale of the Debentures pursuant to the Put Option unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) in the case of a non-U.S. Holder who is an individual, such

non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) the Debentures constitute a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

A non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax on any net gain derived from the sale of its Debentures in the same manner as if it were a U.S. Holder. In addition, non-U.S. Holders described in clause (i) that are foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax. A non-U.S. Holder described in clause (ii) above will be subject to a flat 30% U.S. federal income tax on the gain recognized on the sale, which may be offset by U.S. source capital losses.

In the event that a Debenture constitutes a USRPI, any gain recognized on the sale of the Debenture pursuant to the Put Option will be subject to tax in the same manner as an investment described in clause (i) above. Although the application of the FIRPTA rules to the Debentures is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that the Debentures will not constitute USRPIs at the time of sale pursuant to the Put Option and consequently we currently do not intend to withhold U.S. federal income tax from amounts payable to a non-U.S. Holder upon a sale of Debentures pursuant to the Put Option. However, it is possible that the IRS could disagree with our position, in which case a non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon such sale and could be liable for interest and penalties if such Holder fails to timely file a U.S. federal income tax return and pay such tax when due. Additionally, if circumstances change, we may withhold 10% of any amounts payable to a non-U.S. Holder upon a sale of Debentures pursuant to the Put Option. Such withheld amount may not satisfy a non-U.S. Holder’s entire tax liability, and such Holder would remain liable for the timely payment of any remaining tax liability.

Information Reporting and Backup Withholding. In general, information reporting and backup withholding will not apply to payments of Repurchase Price, and backup withholding will not apply to payments of accrued interest, to a non-U.S. Holder pursuant to the Put Option if such non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A non-U.S. Holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN. Amounts withheld under the backup withholding rules may be credited against a non-U.S. Holder’s U.S. tax liability, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

11. Additional Information . The Company and Host Inc. are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the United States Securities and Exchange Commission (“SEC”). Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s Internet site at www.sec.gov. Such reports and other information concerning Host Inc. may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to 5:00 p.m., New York City time, on the Expiration Date;

•	The description of the Common Stock and the Debentures contained in the Company’s Registration Statement on Form S-3 filed with the SEC on July 8, 2004, as amended; and

•	The description of Common Stock contained in Host Inc.’s Registration Statements on Form 8-A filed with the SEC on November 18, 1998 and amended on December 28, 1998, including the descriptions incorporated therein and any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used, but not specifically defined, in this Company Repurchase Notice shall have the meanings given to such terms in the Twenty-third Supplemental Indenture, the Indenture and the Debentures.

14. Conflicts. In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Twenty-third Supplemental Indenture, the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Twenty-third Supplemental Indenture, the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or its employees or the board of directors, officers and employees of Host Inc. are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on their own assessment of current market value and other relevant factors.

HOST HOTELS & RESORTS, L.P.

ANNEX A

FORM OF REPURCHASE NOTICE

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have your Debenture purchased by the Company pursuant to Section 5.02 of the Twenty-third Supplemental Indenture, check the appropriate box:

☐ Section 5.02 (Repurchase Option)

If you want to elect to have only part of your Debenture purchased by the Company pursuant to Section 5.02 of the Twenty-third Supplemental Indenture state the amount you want to be purchased: $            .

Date:	Signature:
(Sign exactly as your name appears on the other side of this Debenture)

Signature Guarantee*:

*	NOTICE: The Signature must be guaranteed by an Institution that is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO: HOST HOTELS & RESORTS, L.P.

        THE BANK OF NEW YORK MELLON

The undersigned registered owner of the Debenture designated below hereby withdraws its election to require Host Hotels & Resorts, L.P. (the “Issuer”) to repurchase such Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Twenty-third Supplemental Indenture dated as of March 23, 2007 (the “Twenty-third Supplemental Indenture”), among the Issuer, Host Hotels & Resorts, Inc., the subsidiary guarantors therein and The Bank of New York Mellon. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Twenty-third Supplemental Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Debenture in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Debenture Certificate Number (if applicable):

Principal amount to be withdrawn (if less than

all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature:
(Sign exactly as your name appears on the other side of this Debenture)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the board of directors and the executive officers of Host Hotels & Resorts, Inc., the general partner of the Company.

Directors

Name	Title
Richard E. Marriott	Chairman of the Board of Directors
W. Edward Walter	President, Chief Executive Officer and Director
Robert M. Baylis	Director
Willard W. Brittain	Director
Terence C. Golden	Director
Ann McLaughlin Korologos	Director
John B. Morse, Jr.	Director
Walter C. Rakowich	Director
Gordon H. Smith	Director

Executive Officers

Name	Title
Elizabeth A. Abdoo	Executive Vice President, General Counsel and Secretary
Minaz Abji	Executive Vice President, Asset Management
Joanne G. Hamilton	Executive Vice President, Human Resources
Larry K. Harvey	Executive Vice President and Chief Financial Officer
Gregory J. Larson	Executive Vice President, Corporate Strategy and Fund Management
James F. Risoleo	Executive Vice President, Managing Director — Europe
Brian G. Macnamara	Senior Vice President and Corporate Controller

The business address of each person set forth above is c/o Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 and the telephone number is 240-744-1000.